FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                        HUGHES VILLAS LIMITED PARTNERSHIP


         This First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Hughes Villas Limited Partnership, an Arkansas limited partnership (the "First Amendment") is being entered into as of the date written below by and between Billy Wayne Bunn as the general partner (the "General Partner"), WNC Housing Tax Credit Fund VI, L.P., Series 5, a California limited partnership as the limited partner (the "Limited Partner"), and Landau, an Arkansas corporation as the withdrawing limited partner (the "Landau"). The General Partner, Limited Partner and Landau may collectively be referred to as the Partners or may individually be referred to as a Partner.


                                    RECITALS


         WHEREAS, on November 15, 1993, a Limited Partnership Agreement was entered into by and between the General Partner and Kathie L. Bunn as the limited partner (the "Original Partnership Agreement"). The Original Partnership Agreement was filed with the Arkansas Secretary of State on November 22, 1993.

         WHEREAS, on July 14, 1994, an Amended Limited Partnership Agreement was entered into by and between the General Partner and Kathie L. Bunn as the limited partner to provide for (i) the change in the Partners' capital contribution, and (ii) the addition of sections 22 and 23 of the agreement (the "Amended Partnership Agreement"). The Amended Partnership Agreement was filed with the Arkansas Secretary of State on July 14, 1994.

         WHEREAS, on April 29, 1996, the Hughes Villas Limited Partnership Amended and Restated Agreement of Limited Partnership was entered into to provide for (i) the liquidation of Kathie L. Bunn's interest as the limited partner, (ii) the admission of Landau, an Arkansas corporation as the successor limited partner of the partnership, (iii) reallocate certain Interests in the Partnership (iv) restate all of the provisions governing the Partnership, and
(v) cause the Partnership and its General Partner to become contractually bound to furnish certain information to, and cooperate with the Investment Corporation (the "Amended and Restated Partnership Agreement"). The Amended and Restated Partnership Agreement was filed with the Arkansas Secretary of State on June 4, 1996.

         WHEREAS, on August 1, 1997, a Second Amended and Restated Agreement of Limited Partnership was entered into to provide for (i) the modification of sections 10.06(b), 6.07(a) and (b), and 4.01(dd) of the Amended and Restated Partnership Agreement, (ii) the removal of section 4.01(v) of the Amended and Restated Partnership Agreement, (iii) removal of the terminology "Investment

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Partner/Partnership" of the Amended and Restated Partnership Agreement, and (iv)
the addition of the revised Exhibit C - Legal Opinion to delete provision (the "Second Amended and Restated Partnership Agreement"). The Second Amended and Restated Partnership Agreement was filed with the Arkansas Secretary of State on September 25, 1997. Any capitalized terms not defined in this First Amendment shall have the meaning ascribed in the Second Amended and Restated Partnership Agreement.

         NOW THEREFORE, in consideration of the foregoing Recitals, which are a part of this First Amendment, and the mutual promises, covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners do hereby agree to amend, in part, the Second Amended and Restated Partnership Agreement as follows:

Withdrawal of Landau

Effective as of the date of this First Amendment, Landau has withdrawn from Hughes Villas Limited Partnership (the "Partnership") and WNC Housing Tax Credit Fund VI, L.P., Series 5 has succeeded Landau as the sole limited partner of the Partnership. Any reference to Landau or Limited Partner in the Amended and Restated Partnership Agreement shall hereinafter refer to WNC Housing Tax Credit Fund VI, L.P., Series 5. Landau acknowledges that it has no further interest in the Partnership as of the date of this First Amendment, and has released all claims, if any, against the Partnership arising out of its participation as a partner. Landau shall be, and shall remain, liable for all obligations and liabilities incurred as a partner prior to the effective date of such event to the extent the time for performance thereof has accrued by such date, but shall otherwise be free of any obligation or liability incurred as a partner.

Section 4.01 (hh) shall be amended in its entirety as follows:

     1. During operations the Insurance shall include business interruption coverage covering actual sustained loss for 12 months, worker's compensation, hazard coverage (including but not limited to fire, or other casualty loss to any structure or building on the Project in an amount equal to the full replacement value of the damaged property without deducting for depreciation) and general liability coverage against liability claims for bodily injury or property damage in the minimum amount of $1,000,000 per occurrence and an aggregate of $2,000,000.

     2. All liability coverage shall include an umbrella liability coverage in a minimum amount of $4,000,000 per occurrence and an aggregate of $4,000,000.

     3. All insurance polices shall name the Partnership as the named insured and the Limited Partner as an additional insured, and WNC & Associates, Inc. as the certificate holder.

     4. All insurance policies shall include a provision to notify the insured prior to cancellation.

     5. Hazard coverage must include inflation and building or ordinance endorsements.


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     6. The General Partner shall maintain a reserve required by RHDS, and these funds are to be deposited with the Limited Partner.

     7. The General Partner shall operate the Apartment Development in the ordinary course of business and in such manner that the Apartment Development will be eligible to receive a Tax Credit as provided herein and remain in compliance with respect to 100% of the units in the Apartment Development.

     8. The General Partner shall enter into an extended use restriction agreement with the State Agency, cause the same to be recorded and comply with the Partnership's obligations thereunder,

     9. The General Partner shall pay a Reporting Fee of $500.00 per annum to the Limited Partner due on the day the Limited Partner receives the annual partnership reports (K-1, Income Statement, Balance Sheet).

         The Partnership shall be continued pursuant to the Act and on the same terms and conditions as set forth in the Second Amended and Restated Partnership Agreement amended only as specifically set forth herein.

         IN WITNESS WHEREOF, this First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Hughes Villas Limited Partnership, an Arkansas limited partnership, is made and entered into as of January 23, 1998.

GENERAL PARTNER


/s/ BILLY W. BUNN
Billy W. Bunn,
General Partner

WITHDRAWING LIMITED PARTNER

Landau, an Arkansas corporation,
Withdrawing Limited Partner


By:      /s/ CHRIS M. WEWERS
         Chris M. Wewers,
         It's Authorized Agent



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LIMITED PARTNER

WNC Housing Tax Credit Fund VI, L.P., Series 5

By:      WNC & Associates, Inc.,
         General Partner


         By:      /s/ DAVID N. SHAFER
                  David N. Shafer
                  Senior Vice President